FREE STATE DEVELOPMENT AND INVESTMENT CORPORATION LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 1944/016931/06)
(Share code: FRE ISIN: ZAE000002739)
("FSD")

RANDGOLD

Randgold & Exploration Company Limited
(Incorporated in the Republic of South Africa)
(Registration number 1992/005642/06)
Share code: RNG ISIN: ZAE000008819
Nasdaq trading symbol: RANGY
("Randgold & Exploration")

SCHEME OF ARRANGEMENT UNCONDITIONAL REVISED SALIENT DATES

1. **SCHEME OF ARRANGEMENT UNCONDITIONAL**

NewFound Capital and River Sponsors are authorised to announce that the scheme of arrangement proposed by Randgold & Exploration between FSD and shareholders of FSD, other than JCI Limited ("the scheme"), was unconditionally approved by the Competition Commission on Friday, 28 November 2003. Accordingly, the scheme has become unconditional and will be implemented in accordance with the salient dates set out below.

2. **REVISED SALIENT DATES**

In terms of the scheme, scheme participants will receive 12,5 Randgold & Exploration shares for every 100 FSD shares held ("the scheme consideration") as follows:

2. **SALIENT DATES AND TIMES**

The salient dates and times relating to the above are as follows:

	2003
Last day to trade for FSD shareholders to be eligible to receive the scheme consideration	Friday, 17 October
Suspension of listing of FSD shares on the JSE Securities Exchange South Africa ("JSE") and the London Stock Exchange ("LSE") at the commencement of trading	Friday, 24 October
Listing of Randgold & Exploration consideration shares at the commencement of trading	Monday, 27 October
Record date to determine participation in the scheme consideration by the close of business	Wednesday, 29 October
Operative date of the scheme at the commencement of trading	Wednesday, 29 October
Scheme consideration posted to certificated scheme participants if documents of title are received on or prior to the record date on (or failing receipt of documents of title on or before the consideration record date, not later than five business days of receipt thereof by the transfer secretaries in South Africa or the United Kingdom registrars)	Thursday, 30 October
Dematerialised scheme participants have their safe custody accounts held at their CSDP or broker updated with the scheme consideration	Tuesday, 11 November
Termination of listing of FSD shares on the JSE and the LSE at the commencement of trading	Tuesday, 23 December
Note: Share certificate may not be dematerialised or rematerialised after Thursday, 11 December 2003.	Tuesday, 11 November

Notes:

Johannesburg
1 December 2003

Corporate adviser to FSD

NewFound

Corporate law adviser to FSD

TABACKS

Sponsor to FSD

RIVER GROUP

Sponsor to Randgold & Exploration

HSBC